P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	John C. Rogers
October 22, 2019		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. REPORTS QUARTERLY NET INCOME
__________________________________________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (Nasdaq: PEBO) today announced results for the quarter ended September 30, 2019. Net income totaled $14.9 million for the third quarter of 2019, representing earnings per diluted common share of $0.72. In comparison, earnings per diluted common share were $0.46 for the second quarter of 2019 and $0.65 for the third quarter of 2018. For the nine months ended September 30, 2019, earnings per diluted common share were $1.91, compared to $1.69 for the nine months ended September 30, 2018. Acquisition-related costs negatively impacted earnings per diluted common share by $0.01, $0.28 and $0.03 during the third quarter of 2019, the second quarter of 2019 and the third quarter of 2018, respectively, and $0.29 and $0.28 during the first nine months of 2019 and 2018, respectively.
"Earnings were solid for the third quarter of 2019, including growth in non-interest income of 7% compared to the second quarter of 2019. Credit quality remained strong for the third quarter. Net interest income remained relatively stable despite a tough rate environment and muted loan growth," said Chuck Sulerzyski, President and Chief Executive Officer. "Our loan portfolio grew $16.8 million during the quarter, as new originations exceeded payoffs. Our loan pipeline remains strong. We continue to focus on driving greater shareholder value through reliable and consistent financial results."

Note: The comparisons of income statement and balance sheet results between the 2019 and 2018 periods and, to a lesser extent, between the third and second quarters of 2019, were affected by the First Prestonsburg Bancshares Inc. ("First Prestonsburg") acquisition, which closed on April 12, 2019.
Statement of Income Highlights:

•	Net interest income declined $295,000, or 1%, compared to the linked quarter and grew $2.4 million, or 7%, compared to the third quarter of 2018.

◦	Net interest margin was 3.66% for the third quarter of 2019, compared to 3.77% for the linked quarter and 3.68% for the third quarter of 2018.

◦	The decreases compared to the linked quarter were due to lower yields on loans combined with slightly higher deposit costs, offset by higher earning assets.

◦
The increase in net interest income compared to the third quarter of 2018, which was impacted by the acquired First Prestonsburg loans and deposits, was driven by higher yields on loans, combined with higher loan balances, partially offset by higher interest expense on deposits.

•	Peoples recorded a provision for loan losses of $1.0 million for the third quarter of 2019, compared to $0.6 million for the second quarter of 2019, and $1.3 million for the third quarter of 2018.

◦
The increase compared to the linked quarter was driven by higher net charge-offs, coupled with the originated loan growth during the quarter. The decline compared to the third quarter of 2018 was primarily due to an increase in the reserve on impaired loans during the third quarter of 2018 of $248,000.

◦
Net charge-offs for the third quarter of 2019 were $777,000, or 0.11% of average total loans, compared to $208,000, or 0.03% of average total loans, for the linked quarter and $687,000, or 0.10% of average total loans, for the third quarter of 2018.

•
Total non-interest income, excluding net gains and losses on investment securities, asset disposals and other transactions, increased $735,000, or 5%, compared to the linked quarter, and $2.0 million, or 14%, compared to the third quarter of 2018.

◦	The growth compared to the linked quarter was driven by increases in electronic banking income, deposit account service charges, commercial loan swap fee income, and mortgage banking income.

◦
Compared to the third quarter of 2018, electronic banking income increased 24%, and deposit account service charges were up 22%, while commercial swap fee income more than doubled, and mortgage banking income increased 14%.

•	Total non-interest expense declined $5.9 million, or 15%, compared to the linked quarter and grew $2.2 million, or 7%, compared to the third quarter of 2018.

◦
The decrease in non-interest expense compared to the linked quarter was primarily driven by lower acquisition-related expenses, which totaled $199,000 for the third quarter of 2019, compared to $6.8 million for the second quarter of 2019.

◦	Compared to the third quarter of 2018, salaries and employee benefit costs were up $1.0 million and electronic banking expense was up $518,000.

◦	For the third quarter of 2019, the efficiency ratio improved to 61.1%, compared to 73.2% for the linked quarter, and 62.6% for the third quarter of 2018.

◦
Adjusted to exclude non-core items, the efficiency ratio for the third quarter of 2019 increased to 60.7%, compared to 60.2% for the linked quarter, and improved compared to 60.8% for the third quarter of 2018.

◦	Peoples generated positive operating leverage for the first nine months of 2019 compared to the first nine months of 2018, as revenue growth of 11% exceeded non-interest expense growth of 9%.
Balance Sheet Highlights:

•	Period-end total loan balances increased $16.8 million, or 2% annualized, compared to the end of the linked quarter.

◦
Originated loan balances increased $48.1 million, or 9% annualized, during the quarter. While loan origination levels were higher than in prior periods, they were largely offset by paydowns during the quarter, primarily in the acquired loans portfolio.

◦	Compared to September 30, 2018, period-end total loans grew $142.6 million, or 5%, due to a combination of loans acquired from First Prestonsburg and originated loan growth.

◦	Average loan balances grew $7.3 million, or 1% annualized, compared to the linked quarter. Compared to the third quarter of 2018, average loan balances increased $120.6 million, or 4%.

•	Asset quality metrics remained strong during the quarter.

◦
Delinquency trends remained stable as loans considered current comprised 99.0% of the loan portfolio at both September 30, 2019 and June 30, 2019, compared to 98.6% at March 31, 2019, 98.5% at December 31, 2018, and 98.9% at September 30, 2018.

◦
Compared to June 30, 2019, classified loans declined $4.1 million, or 7%, and criticized loans increased $3.4 million, or 4%, mostly due to two relationships being downgraded, which were partially offset by upgrades of several loans.

◦	As a percent of total loans and other real estate owned ("OREO"), nonperforming assets were 0.74% at September 30, 2019, compared to 0.71% at June 30, 2019 and 0.67% at September 30, 2018.

•	Period-end total deposit balances were relatively flat compared to June 30, 2019, and increased $316.1 million, or 10%, compared to September 30, 2018.

◦
Brokered certificates of deposit ("CDs") decreased 20% compared to June 30, 2019, and were primarily replaced by increases in non-interest-bearing, money market and lower-cost interest-bearing demand deposit account balances.

◦	The increase in deposits compared to September 30, 2018 was driven primarily by the deposits acquired from First Prestonsburg.

◦	Total demand deposit balances were 39% of total deposits at September 30, 2019, compared to 37% at June 30, 2019 and 38% at September 30, 2018.

Net Interest Income:
Net interest income was $35.8 million for the third quarter of 2019, a decrease of $295,000, or 1%, compared to the linked quarter. Net interest margin was 3.66% for the third quarter of 2019, compared to 3.77% for the linked quarter. Net interest income remained relatively stable although interest rates declined during the quarter, which impacted the loan and investment portfolios. Peoples' variable rate commercial loans are subject to changes in the London Interbank Offered Rate and the prime rate, both of which declined during the third quarter of 2019. The net interest margin was impacted by the lower interest rates received on loans. At September 30, 2019, average loan balances as a percent of average total earning assets declined to 73.0%, from 73.9% in the linked quarter. Higher deposit costs were partially offset by lower interest expense on borrowings.
Accretion income, net of amortization expense, from acquisitions was $1.2 million for the third and second quarters of 2019, which added 12 basis points and 13 basis points, respectively, to net interest margin.
Net interest income for the current quarter increased $2.4 million, or 7%, over the third quarter of 2018. Net interest margin decreased 2 basis points compared to 3.68% for the third quarter of 2018. The increase in net interest income compared to the third quarter of 2018 was driven by higher interest income on loans, due to higher yields on loans, combined with higher loan balances, which were impacted by the acquired First Prestonsburg loans. The higher interest income on loans was partially offset by an increase in interest expense on deposits due to higher rates paid on deposits, combined with additional interest expense related to the acquired First Prestonsburg deposits. Net interest margin declined slightly due to higher rates on deposits and borrowings, which more than offset the increase in yields on loans.
Accretion income, net of amortization expense, from acquisitions was $1.2 million for the third quarter of 2019 and $612,000 for the third quarter of 2018, which added 12 basis points and 7 basis points, respectively, to net interest margin. The increase in net accretion income compared to the third quarter of 2018 was due to the First Prestonsburg acquisition.
For the first nine months of 2019, net interest income grew 11% compared to 2018, and net interest margin grew 5 basis points to 3.74%. The increases were driven by higher interest income on loans due to a combination of loan growth, which was primarily the result of the First Prestonsburg acquisition in 2019 and the ASB Financial Corp. ("ASB") acquisition in 2018, and higher yields from interest rate increases. The interest income on loans outpaced interest expense from deposits, which increased primarily due to higher rates paid on deposits, combined with additional interest expense related to the recent acquisitions. The first nine months of 2018 benefited from proceeds of $588,000 received on an investment security that had been previously written down due to other-than-temporary impairment, which added 2 basis points to net interest margin. Peoples recorded no similar proceeds during the first nine months of 2019.
Accretion income, net of amortization expense, from acquisitions was $3.1 million for the first nine months of 2019 and $1.7 million for the first nine months of 2018, which added 11 basis points and 7 basis points, respectively, to net interest margin. The growth in net accretion income compared to the first nine months of 2018 was due to the First Prestonsburg acquisition and, to a lesser extent, the ASB acquisition.
Provision for Loan Losses:
The provision for loan losses was $1.0 million for the third quarter of 2019, compared to $626,000 for the linked quarter and $1.3 million for the third quarter of 2018. Net charge-offs for the third quarter of 2019 were $777,000, or 0.11% of average total loans, compared to $208,000, or 0.03% of average total loans, for the linked quarter and $687,000, or 0.10% of average total loans, for the third quarter of 2018. The provision for loan losses during the current quarter was driven by higher net charge-offs and originated loan growth.
For the first nine months of 2019, the provision for loan losses was $1.4 million, compared to $4.5 million for the first nine months of 2018. Net recoveries for the first nine months of 2019 were $22,000, compared to net charge-offs of $3.4 million, or 0.18% of average total loans, for the first nine months of 2018. The first nine months of 2019 included a $1.8 million recovery recorded on a previously charged-off commercial loan. The first nine months of 2018 included a charge-off of $827,000 on an acquired commercial loan relationship.
Net Gains and Losses:
Net gains and losses include gains and losses on investment securities, asset disposals and other transactions, which are included in non-interest income. Net gains during the third quarter of 2019 were $19,000, compared to net losses of $350,000 for the linked quarter, and net gains of $12,000 in the third quarter of 2018. Losses during the linked quarter included $253,000 of write-offs of fixed assets acquired from First Prestonsburg.
For the first nine months of 2019, net losses were $483,000, compared to net losses of $465,000 for the first nine months of 2018. Net losses during the year-to-date period through September 30, 2019 were driven by the write-offs of fixed assets acquired from First Prestonsburg and market value write-downs related to closed offices that were held for sale. For the first nine months of 2018, losses were primarily associated with write-offs of fixed assets acquired from ASB of $203,000 and losses on investment securities of $146,000.

Total Non-interest Income, Excluding Net Gains and Losses:
Total non-interest income, excluding net gains and losses, for the third quarter of 2019 increased $735,000, or 5%, compared to the linked quarter. Electronic banking income increased $310,000, or 9%, compared to the linked quarter, driven by usage of debit cards. Income from deposit account service charges also increased $256,000, or 9%, mainly due to higher overdraft fees. Commercial loan swap fee income was up $256,000, or 50%, driven by higher customer demand, given the current rate environment. Also impacting the increase was growth in mortgage banking income of $204,000, or 20%, as there were more sales of residential real estate loans to the secondary market. These increases were partially offset by a decline of $196,000, or 6%, in trust and investment income, which was mostly due to lower fiduciary income resulting from the seasonal tax return revenue received annually in the second quarter, and a decline of $100,000, or 3%, in insurance income.
Compared to the third quarter of 2018, non-interest income, excluding net gains and losses, grew $2.0 million, or 14%. All non-interest income categories increased, with the exception of bank owned life insurance and insurance income, which had slight decreases. Electronic banking income was up $687,000, or 24%, primarily as the result of increased debit card usage, which was positively impacted by the additional cardholders obtained in the First Prestonsburg acquisition. Income from deposit account service charges, which increased $581,000, or 22%, compared to the prior year quarter, benefited from the additional accounts acquired from First Prestonsburg and a new deposit account fee schedule implemented in March 2019. Commercial loan swap fee income more than doubled, driven by an increase in customer demand as a result of the current interest rate environment. Mortgage banking income increased $144,000, or 14%, as there were more sales of residential real estate loans to the secondary market.
For the first nine months of 2019, non-interest income, excluding net gains and losses, grew $4.6 million, or 11%, compared to the same period in the prior year. Income from deposit account service charges was up $1.4 million, or 19%, compared to a year ago primarily due to the additional accounts from the ASB and First Prestonsburg acquisitions, coupled with changes in fee schedules. Peoples implemented a new deposit account fee schedule in March of 2019, and it is anticipated that the higher deposit fees associated with the new fee schedule will diminish somewhat over time. Electronic banking income increased $1.4 million, or 16%, primarily as the result of increased debit card usage, which was positively impacted by the additional cardholders obtained in the First Prestonsburg and ASB acquisitions. Commercial loan swap fee income increased, driven by an increase in customer demand as a result of the current interest rate environment. Year-over-year, mortgage banking income increased $612,000, or 26%, due to more sales as the result of the mortgage operation acquired from ASB. Realized and unrealized gains on equity investment securities increased $620,000 compared to the first nine months of 2018, driven by $787,000 of income related to the sale of restricted Class B Visa stock during the first quarter of 2019. These increases were partially offset by lower Small Business Administration income, which declined $474,000 compared to the first nine months of 2018 as the result of lower volume.
Total Non-interest Expense:
Total non-interest expense declined $5.9 million, or 15%, compared to the linked quarter, and grew $2.2 million, or 7%, compared to the third quarter of 2018. Core non-interest expense, which excludes acquisition-related expenses and pension settlement charges, increased $688,000, or 2%, compared to the linked quarter, and grew $2.8 million, or 9%, compared to the third quarter of 2018. For the first nine months of 2019, total non-interest expense increased $8.7 million, or 9%, compared to the first nine months of 2018. Core non-interest expense for the first nine months of 2019 increased $8.5 million, or 10%, compared to the first nine months of 2018.
The table below summarizes core and total non-interest expense by category. Core non-interest expense is a non-US GAAP financial measure derived from amounts reported in Peoples' consolidated financial statements. This non-US GAAP financial measure used by Peoples provides information useful to investors in understanding Peoples' operating performance and trends, and facilitates comparisons with the performance of Peoples' peers.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2019	2019	2018	2019	2018
Non-interest expense:
Salaries and employee benefit costs	$18,931	$20,824	$17,908	$58,957	$51,923
Net occupancy and equipment expense	3,098	3,132	2,850	9,208	8,519
Electronic banking expense	2,070	1,693	1,552	5,340	4,409
Data processing and software expense	1,572	1,567	1,408	4,684	4,089
Professional fees	1,544	2,344	1,395	5,164	6,135
Amortization of other intangible assets	953	824	862	2,471	2,477
Franchise tax expense	797	772	616	2,274	1,874
Marketing expense	634	490	456	1,718	1,437
Foreclosed real estate and other loan expenses	600	469	373	1,324	923
Communication expense	268	317	305	863	949
FDIC insurance expense	—	381	391	752	1,173
Other non-interest expense	2,526	6,063	2,713	10,974	11,113
Total non-interest expense	32,993	38,876	30,829	103,729	95,021
Acquisition-related expenses:
Salaries and employee benefit costs	68	2,368	465	2,439	2,388
Net occupancy and equipment expense	6	20	—	43	14
Data processing and software expense	2	12	—	93	59
Professional fees	(6)	562	31	614	742
Marketing expense	36	87	16	159	107
Foreclosed real estate and other loan expenses	—	—	—	5	2
Communication expense	—	—	—	1	—
Other non-interest expense	93	3,721	163	3,868	3,568
Total acquisition-related expenses	199	6,770	675	7,222	6,880
Pension settlement charges:
Salaries and employee benefit costs	—	—	176	—	176
Core non-interest expense:
Salaries and employee benefit costs	18,863	18,456	17,267	56,518	49,359
Net occupancy and equipment expense	3,092	3,112	2,850	9,165	8,505
Electronic banking expense	2,070	1,693	1,552	5,340	4,409
Data processing and software expense	1,570	1,555	1,408	4,591	4,030
Professional fees	1,550	1,782	1,364	4,550	5,393
Amortization of other intangible assets	953	824	862	2,471	2,477
Franchise tax expense	797	772	616	2,274	1,874
Marketing expense	598	403	440	1,559	1,330
Foreclosed real estate and other loan expenses	600	469	373	1,319	921
Communication expense	268	317	305	862	949
FDIC insurance expense	—	381	391	752	1,173
Other non-interest expense	2,433	2,342	2,550	7,106	7,545
Total core non-interest expense	$32,794	$32,106	$29,978	$96,507	$87,965

The following three paragraphs discuss changes to core non-interest expense. Each comparison was affected by core non-interest expenses added beginning in April 2019 following the First Prestonsburg acquisition.
The increase in core non-interest expense compared to the linked quarter was driven by increases in salaries and employee benefit costs, and electronic banking expense, partially offset by declines in Federal Deposit Insurance

Corporation ("FDIC") insurance expense and professional fees. Base salaries were the main contributor to the increase in salaries and employee benefit costs, primarily impacted by merit increases, which included the continued movement towards a $15 per hour minimum wage throughout Peoples' organization, and the employees added from the First Prestonsburg acquisition. The $15 per hour minimum wage was announced in early 2018 and will be largely implemented by January 1, 2020. Electronic banking expense was up compared to the linked quarter due to increased usage of debit cards by more customers, combined with an increase in the number of customer accounts and customer usage of mobile and online banking tools, which were impacted by the First Prestonsburg acquisition. Peoples' FDIC insurance expense netted to zero during the third quarter of 2019, as the deposit insurance fund had reached its target threshold for smaller banks to recognize a credit to their insurance expense. This resulted in a reversal of Peoples' second quarter 2019 accrued expense, which was offset by the third quarter accrual. Peoples cannot reasonably anticipate any future recognition of credits, as the deposit insurance fund is analyzed on a quarterly basis, and is the premise for receiving credits. The decrease in professional fees was mainly the result of additional consulting work performed during the second quarter of 2019.
Core non-interest expense increased compared to the third quarter of 2018 primarily due to higher salaries and employee benefit costs and electronic banking expense, partially offset by a decline in FDIC insurance expense. Salaries and employee benefit costs were up primarily due to higher base salaries and stock-based compensation. Base salaries were impacted by merit increases, which included the continued movement towards a $15 per hour minimum wage throughout Peoples' organization, and the employees added from the acquisition of First Prestonsburg. Electronic banking expense was up compared to the third quarter of 2018 due to increased usage of debit cards by more customers, combined with an increase in the number of customer accounts and customer usage of mobile and online banking tools, which were impacted by the First Prestonsburg acquisition. FDIC insurance expense declined as a result of Peoples receiving a full credit during the third quarter for the second quarter assessment due to the FDIC meeting the FDIC's target threshold for small banks to recognize the credit.
The increase in core non-interest expense for the first nine months of 2019, compared to the first nine months of 2018, was driven by higher salaries and employee benefit costs, partially offset by a decline in professional fees. Salaries and employee benefit costs were up primarily due to higher base salaries, medical insurance and stock-based compensation. Base salaries were impacted by merit increases, which included the continued movement towards a $15 per hour minimum wage throughout Peoples' organization, and the employees added from the First Prestonsburg and ASB acquisitions. The increase in medical insurance was driven by higher medical claims. Professional fees declined compared to the first nine months of 2018, mostly due to the impact of legal expenses and consulting work performed during 2018, which was not duplicated in 2019. Net occupancy and equipment expenses also increased compared to the first nine months of 2018, primarily due to the added facilities obtained in the First Prestonsburg and ASB acquisitions. Peoples also made investments in technology, which resulted in increased electronic banking expense, and data processing and software expense.
The efficiency ratio for the third quarter of 2019 was 61.1%, compared to 73.2% for the linked quarter, and 62.6% for the third quarter of 2018. The efficiency ratio decrease compared to the linked quarter was driven by lower acquisition-related expenses. The efficiency ratio, adjusted for non-core items, was 60.7% for the third quarter of 2019, compared to 60.2% for the linked quarter, and 60.8% for the third quarter of 2018. For the first nine months of 2019, the efficiency ratio was 65.7%, compared to 66.5% for the first nine months of 2018. Adjusted for non-core items, the efficiency ratio for the first nine months of 2019 was 61.0%, compared to 61.4% for the same period in the prior year.
Income Tax Expense:
Income tax expense was $3.3 million for the third quarter of 2019, compared to $2.2 million for the linked quarter and $2.8 million for the third quarter of 2018. The increases in income tax expense compared to the linked quarter and the third quarter of 2018 were primarily due to higher pre-tax income.
For the first nine months of 2019, Peoples recorded income tax expense of $8.9 million, compared to $6.2 million for the same period in the prior year, and the effective tax rate for the first nine months of 2019 was 18.6%, compared to 16.1% for the first nine months of 2018. The year-over-year increase in income tax expense was primarily due to higher pre-tax income. The effective tax rate was higher in 2019 compared to 2018 due to the tax benefit of $195,000 recorded for the vesting of restricted stock during the first nine months of 2019, compared to a tax benefit of $314,000 recorded for the vesting of restricted stock combined with an $805,000 valuation allowance release during the first nine months of 2018.
Loans:
Period-end total loan balances at September 30, 2019 increased $16.8 million, or 2% annualized, compared to June 30, 2019. Originated loan balances were up $48.1 million, or 9% annualized, compared to June 30, 2019. Loan originations during the third quarter of 2019 were largely offset by paydowns. The increase compared to June 30, 2019 was driven by residential real estate, and commercial and industrial loan growth of $19.4 million and $8.3 million, respectively. These increases were partially offset by declines in commercial real estate loans of $12.8 million and construction loans of $4.9 million.
Total loan balances increased $121.5 million, or 6% annualized, compared to December 31, 2018, and $142.6 million, or 5%, compared to September 30, 2018. The increases were due to a combination of loans acquired from First Prestonsburg and originated loan growth. Originated loan balances increased $66.6 million, or 4% annualized, compared to December 31, 2018, and $115.1 million, or 5%, compared to September 30, 2018. Loan originations during the first nine months of 2019 were higher than in recent years for the same period; however, significantly higher loan paydowns experienced during the first nine months of 2019 largely offset the impact of the increased production on loan growth. Compared to December 31, 2018, commercial loan balances were up $24.1 million, or 2%; residential real estate loans increased $73.2 million, or 12%; and consumer indirect loans were up $16.0 million, or 4%. Compared to September 30, 2018, residential real estate loans increased $59.1 million, or 10%; commercial loan balances were up $52.1 million, or 3%; and consumer indirect loans were up $26.4 million, or 7%.
Quarterly average loan balances grew $7.3 million in the third quarter of 2019 compared to the linked quarter. Consumer indirect loan balances were up $10.7 million, or 3%, partially offset by a decline in commercial loan balances of $6.1 million.
Compared to the third quarter of 2018, quarterly average loan balances increased $120.6 million, or 4%, driven by the First Prestonsburg acquisition, coupled with originated loan growth. Average commercial loan balances increased $48.8 million, or 3%, compared to the third quarter of 2018. Average consumer indirect loans provided growth of $36.1 million, or 9%, compared to the year-ago quarter, and average residential real estate loans increased $33.6 million, or 5%.
For the nine months ended September 30, 2019, average gross loan balances increased $226.7 million, or 9%, compared to the same period in the prior year, driven by the recent acquisitions of First Prestonsburg and ASB, coupled with originated loan growth. Average commercial and industrial loan balances grew $90.8 million, or 18%, while average residential real estate balances grew $63.5 million, or 11%, and average consumer indirect loans were up $51.9 million, or 14%, compared to the first nine months of 2018.
Asset Quality:
Although asset quality metrics fluctuated during the quarter, overall asset quality remained strong. Classified loans, which are those categorized as substandard or doubtful, decreased $4.1 million, or 7%, compared to June 30, 2019, and were up $9.9 million, or 20%, from September 30, 2018. As a percent of total loans, classified loans were 2.07% at September 30, 2019, compared to 2.23% at June 30, 2019 and 1.81% at September 30, 2018. The decline in classified loans compared to June 30, 2019 was due to paydowns on several relationships. Compared to September 30, 2018, the increase in classified loans was largely related to acquired First Prestonsburg loans, coupled with downgrades of two commercial loan relationships during the second quarter of 2019. Criticized loans, which are those categorized as special mention, substandard or doubtful, increased $3.4 million, or 4%, compared to June 30, 2019, and decreased $18.3 million, or 15%, compared to September 30, 2018. As a percent of total loans, criticized loans were 3.52% at September 30, 2019, compared to 3.42% at June 30, 2019 and 4.38% at September 30, 2018. The increase in criticized loans compared to June 30, 2019 was mostly due to two relationships being downgraded, which were partially offset by upgrades of several loans. Compared to September 30, 2018, the decline in criticized loans was largely due to the upgrade of four commercial relationships, partially offset by acquired First Prestonsburg loans.
Nonperforming assets increased $841,000, or 4%, compared to June 30, 2019, and were up $2.8 million, or 15%, compared to September 30, 2018. The increase compared to June 30, 2019 was due to several smaller acquired relationships becoming past due more than 90 days, and either still accruing or accreting income. The increase compared to September 30, 2018 was partially due to acquired loans from First Prestonsburg, which comprised $1.2 million of nonperforming assets at September 30, 2019, with the remainder due to smaller relationships that have become past due and are still accruing. Nonperforming assets as a percent of total loans and OREO were 0.74% at September 30, 2019, up from 0.71% at June 30, 2019 and 0.67% at September 30, 2018. Annualized net charge-offs were 0.11% of average total loans for the third quarter of 2019, compared to 0.03% for the linked quarter, and 0.10% for the third quarter of 2018. For the first nine months of 2019, the annualized net recoveries rate was zero, which reflected recognition of a $1.8 million recovery during the first quarter of 2019. Annualized net charge-offs were 0.18% of average total loans for the first nine months of 2018, which was higher due to a charge-off of $827,000 on an acquired commercial loan relationship.
At September 30, 2019, the allowance for loan losses increased to $21.6 million, compared to $21.4 million at June 30, 2019 and $19.9 million at September 30, 2018. The increase in the allowance for loan losses compared to June 30, 2019 and September 30, 2018 was primarily due to originated loan growth during the third quarter of 2019. The ratio of the allowance for loan losses as a percent of total loans increased to 0.76% at September 30, 2019, compared to

0.75% at June 30, 2019 and 0.73% at September 30, 2018. The ratio includes all acquired loans, from both First Prestonsburg and previous acquisitions since 2012, of $627.7 million and allowance for acquired loan losses of $514,000. The increase in the ratio compared to September 30, 2018 was attributable to a combination of loan growth and an increase in the reserve on impaired loans of $234,000.
Deposits:
Period-end deposit balances declined $6.4 million, compared to June 30, 2019, and were up $401.7 million, or 14%, compared to December 31, 2018, and $316.1 million, or 10%, compared to September 30, 2018. Compared to June 30, 2019, higher-rate brokered CDs and retail CDs declined and were offset by increases in non-interest-bearing, money market and lower-cost interest-bearing demand deposit account balances. Brokered CDs and retail CDs were down $63.9 million, or 20%, and $8.3 million, or 2%, respectively. Non-interest-bearing deposit account balances increased $34.2 million, or 5%, while money market deposit accounts and interest-bearing demand deposit accounts were up $13.8 million, or 3%, and $12.0 million, or 2%, respectively. The increase in non-interest-bearing deposit account balances compared to June 30, 2019, was primarily driven by two customer relationships that maintained balances that were higher than at June 30, 2019. The increases compared to December 31, 2018 and September 30, 2018 were primarily driven by the deposits acquired from First Prestonsburg.
Average deposit balances during the third quarter of 2019 increased $61.5 million, or 2%, compared to the linked quarter, and $335.3 million, or 11%, from the third quarter of 2018. For the first nine months of 2019, average deposits increased $337.0 million, or 12%, compared to the first nine months of 2018. Compared to the linked quarter, increases in money market deposit accounts of $20.5 million, retail CDs of $18.0 million, and interest-bearing demand accounts of $14.3 million were partially offset by a decline in brokered CDs of $11.5 million. Most of the growth compared to the third quarter and first nine months of 2018 was related to the acquired First Prestonsburg deposits. The increase compared to the third quarter of 2018 was driven by retail CDs growth of $93.1 million, interest-bearing demand deposit growth of $66.5 million, and non-interest-bearing demand deposit growth of $65.2 million. The increase compared to the first nine months of 2018 was driven by brokered CDs growth of $81.8 million and retail CDs growth of $78.2 million, combined with non-interest-bearing demand deposit growth of $64.8 million.
Total demand deposit accounts comprised 39% of total deposits at September 30, 2019, compared to 37% at June 30, 2019, 40% at December 31, 2018, and 38% at September 30, 2018.
Stockholders' Equity:
At September 30, 2019, the tier 1 risk-based capital ratio was 14.45%, compared to 14.41% at June 30, 2019, 13.92% at December 31, 2018, and 13.55% at September 30, 2018. The common equity tier 1 risk-based capital ratio was 14.19% at September 30, 2019, compared to 14.16% at June 30, 2019, 13.66% at December 31, 2018, and 13.29% at September 30, 2018. The total risk-based capital ratio was 15.18% at September 30, 2019, compared to 15.14% at June 30, 2019, 14.65% at December 31, 2018, and 14.27% at September 30, 2018. These capital ratios were impacted by net income earned during the third quarter of 2019, which exceeded dividends declared and paid during the quarter by $7.8 million. In addition, compared to September 30, 2018, the capital ratios were impacted by the First Prestonsburg acquisition, which created increases in capital and risk-weighted assets.
The book value per share grew to $28.43 at September 30, 2019, compared to $27.98 at June 30, 2019, $26.59 at December 31, 2018, and $25.79 at September 30, 2018. The tangible book value per share, which excludes goodwill and other intangible assets, was $19.78 at September 30, 2019, compared to $19.44 at June 30, 2019, $18.30 at December 31, 2018, and $17.44 at September 30, 2018. The ratio of total shareholders' equity to total assets was 13.39% at September 30, 2019, compared to 13.54% at June 30, 2019, 13.03% at December 31, 2018, and 12.60% at September 30, 2018. The tangible equity to tangible assets ratio, which excludes goodwill and other intangible assets, was 9.71% at September 30, 2019, compared to 9.81% at June 30, 2019, 9.35% at December 31, 2018, and 8.88% at September 30, 2018. The primary contributor to the increase in the book value and tangible book value per share at September 30, 2019 compared to June 30, 2019, was net income, partially offset by dividends paid. Compared to December 31, 2018 and September 30, 2018, book value and tangible book value per share increased due to the issuance of common stock associated with the First Prestonsburg acquisition, combined with net income and increases in accumulated other comprehensive income of $14.0 million compared to December 31, 2018, and $21.7 million compared to September 30, 2018, partially offset by dividends paid. The slight decline in the tangible equity to tangible assets ratio compared to the linked quarter was a result of asset growth, driven by an increase in the investment securities portfolio.
Total shareholders' equity at September 30, 2019 increased $10.0 million, or 2%, compared to June 30, 2019, which was mainly caused by net income of $14.9 million, partially offset by dividends paid of $7.0 million. Additionally, Peoples repurchased 14,175 of its common shares for a total of $431,000 during the third quarter of 2019.

Peoples Bancorp Inc. is a diversified financial services holding company with $4.4 billion in total assets, 89 financial service locations, including 79 full-service bank branches, and 86 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its subsidiaries -- Peoples Bank and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the Nasdaq Global Select Market® under the symbol “PEBO,” and Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss third quarter 2019 results of operations on October 22, 2019 at 11:00 a.m., Eastern Daylight Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (866) 890-9285. A simultaneous webcast of the conference call audio will be available online via the "Investor Relations" section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.

Use of Non-US GAAP Financial Measures:
This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). Management uses these "non-US GAAP" financial measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-US GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-US GAAP performance measures that may be presented by other companies. Below is a listing of the non-US GAAP financial measures used in this news release:

◦	Core non-interest expenses are non-US GAAP since they exclude the impact of acquisition-related expenses and pension settlement charges.

◦
Efficiency ratio is calculated as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This measure is non-US GAAP since it excludes amortization of other intangible assets and all gains and/or losses included in earnings, and uses fully tax-equivalent net interest income.

◦
Efficiency ratio adjusted for non-core items is calculated as core non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This measure is non-US GAAP since it excludes the impact of acquisition-related expenses and pension settlement charges, the amortization of other intangible assets and all gains and/or losses included in earnings, and uses fully tax-equivalent net interest income.

◦
Tangible assets, tangible equity and tangible book value per common share measures are non-US GAAP since they exclude the impact of goodwill and other intangible assets acquired through acquisitions on both total stockholders' equity and total assets.

◦
Pre-provision net revenue is defined as net interest income plus total non-interest income, excluding net gains and losses, minus total non-interest expense. This measure is non-US GAAP since it excludes the provision for loan losses and all gains and/or losses included in earnings.

◦
Return on average assets adjusted for non-core items is calculated as annualized net income (less the impact of the Tax Cuts and Jobs Act on the remeasurement of deferred tax assets and deferred tax liabilities, and the after-tax impact of all gains and/or losses, acquisition-related expenses, and pension settlement charges) divided by average assets. This measure is non-US GAAP since it excludes the impact of the Tax Cuts and Jobs Act on the remeasurement of deferred tax assets and deferred tax liabilities, and the after-tax impact of all gains and/or losses, acquisition-related expenses, and pension settlement charges.

◦
Return on average tangible stockholders' equity is calculated as annualized net income (less after-tax impact of amortization of other intangible assets) divided by tangible stockholders' equity. This measure is non-US GAAP since it excludes the after-tax impact of amortization of other intangible assets from earnings and the impact of goodwill and other intangible assets acquired through acquisitions on total stockholders' equity.

A reconciliation of these non-US GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this news release under the caption of "Non-US GAAP Financial Measures."

Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as "anticipate," "estimate," "may," "feel," "expect," "believe," "plan," "will," "would," "should," "could," "project," "goal," "target," "potential," "seek," "intend," and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to:

(1)
the success, impact, and timing of the implementation of Peoples' business strategies, including the successful integration of the business of First Prestonsburg, and the expansion of consumer lending activity;

(2)	risks and uncertainties associated with Peoples' entry into new geographic markets and risks resulting from Peoples' inexperience in these new geographic markets;

(3)	Peoples' ability to identify, acquire, or integrate suitable strategic acquisitions, which may be unsuccessful, or may be more difficult, time-consuming or costly than expected;

(4)
competitive pressures among financial institutions, or from non-financial institutions, which may increase significantly, including product and pricing pressures, which can in turn impact Peoples' credit spreads, changes to third-party relationships and revenues, changes in the manner of providing services, customer acquisition and retention pressures, and Peoples' ability to attract, develop and retain qualified professionals;

(5)
changes in the interest rate environment due to economic conditions and/or the fiscal policies of the United States ("U.S.") government and the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which may adversely impact interest rates, interest margins, loan demand and interest rate sensitivity;

(6)
uncertainty regarding the nature, timing, cost, and effect of legislative or regulatory changes or actions, promulgated and to be promulgated by governmental and regulatory agencies in the state of Ohio, the Federal Deposit Insurance Corporation, the Federal Reserve Board and the Consumer Financial Protection Bureau, which may subject Peoples, its subsidiaries, or one or more acquired companies to a variety of new and more stringent legal and regulatory requirements which adversely affect their respective businesses, including in particular the rules and regulations promulgated and to be promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the Basel III regulatory capital reform;

(7)	the effects of easing restrictions on participants in the financial services industry;

(8)
local, regional, national and international economic conditions (including the impact of potential or imposed tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations, and the relationship of the U.S. and its global trading partners) and the impact these conditions may have on Peoples, its customers and its counterparties, and Peoples' assessment of the impact, which may be different than anticipated;

(9)	the existence or exacerbation of general geopolitical instability and uncertainty;

(10)	changes in policy and other regulatory and legal developments, and uncertainty or speculation pending the enactment of such changes;

(11)	Peoples may issue equity securities in connection with future acquisitions, which could cause ownership and economic dilution to Peoples' current shareholders;

(12)
changes in prepayment speeds, loan originations, levels of nonperforming assets, delinquent loans, charge-offs and customer creditworthiness generally, which may be less favorable than expected and adversely impact the amount of interest income generated;

(13)
adverse changes in economic conditions and/or activities, including, but not limited to, slowing or reversal of the current U.S. economic expansion, continued economic uncertainty in the U.S., the European Union (including the uncertainty surrounding the actions to be taken to implement the referendum by British voters to exit the European Union), Asia, and other areas, which could decrease sales volumes, add volatility to the global stock markets, and increase loan delinquencies and defaults;

(14)	deterioration in the credit quality of Peoples' loan portfolio, which may adversely impact the provision for loan losses;

(15)	Peoples may have more credit risk and higher credit losses to the extent loans are concentrated by location or industry of the borrowers or collateral;

(16)
changes in accounting standards, policies, estimates or procedures, including the extent to which the new current expected credit loss rule issued by the Financial Accounting Standard Board in June 2016, which will require banks to record, at the time of origination, credit losses expected throughout the life of the asset portfolio on loans and held-to-maturity securities, as opposed to the current practice of recording losses when it is probable that a loss event has occurred, may adversely affect Peoples' reported financial condition or results of operations;

(17)	Peoples' assumptions and estimates used in applying critical accounting policies, which may prove unreliable, inaccurate or not predictive of actual results;

(18)	the discontinuation of the London Inter-Bank Offered Rate and other reference rates which may result in increased expenses and litigation, and adversely impact the effectiveness of hedging strategies;

(19)
adverse changes in the conditions and trends in the financial markets, including political developments, which may adversely affect the fair value of securities within Peoples' investment portfolio, the interest rate sensitivity of Peoples' consolidated balance sheet, and the income generated by Peoples' trust and investment activities;

(20)	the volatility from quarter to quarter of mortgage banking income, whether due to interest rates, demand, the fair value of mortgage loans, or other factors;

(21)	Peoples' ability to receive dividends from its subsidiaries;

(22)	Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity;

(23)
the impact of larger or similar-sized financial institutions encountering problems, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity;

(24)
the costs and effects of new federal and state laws, and other regulatory and legal developments, including the outcome of potential regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations;

(25)
Peoples' ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks, including those of Peoples' third-party vendors and other service providers, which may prove inadequate, and could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss;

(26)
Peoples' ability to anticipate and respond to technological changes, and Peoples' reliance on, and the potential failure of, a number of third-party vendors to perform as expected, including Peoples' primary core banking system provider, which can impact Peoples' ability to respond to customer needs and meet competitive demands;

(27)
operational issues stemming from and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems on which Peoples and its subsidiaries are highly dependent;

(28)
changes in consumer spending, borrowing and saving habits, whether due to tax reform legislation, changes in retail distribution strategies, consumer preferences and behavior, changes in business and economic conditions, legislative or regulatory initiatives, or other factors, which may be different than anticipated;

(29)
the adequacy of Peoples' internal controls and risk management program in the event of changes in strategic, reputational, market, economic, operational, cyber security, compliance, legal, asset/liability repricing, liquidity, credit and interest rate risks associated with Peoples' business;

(30)	the impact on Peoples' businesses, personnel, facilities, or systems, related to fraud, theft, or violence;

(31)
the impact on Peoples' businesses, as well as on the risks described above, of various domestic or international widespread natural or other disasters, pandemics, cyber attacks, system failures, civil unrest, military or terrorist activities or international conflicts;

(32)	the impact on Peoples' business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and adequately protecting Peoples' intellectual property;

(33)	Peoples' continued ability to grow deposits; and

(34)
other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (the "SEC"), including those risk factors included in the disclosures under the heading "ITEM 1A. RISK FACTORS" of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.
As required by US GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its September 30, 2019 consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS (Unaudited)

	At or For the Three Months Ended			At or For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2019	2019	2018	2019	2018

PER COMMON SHARE:
Earnings per common share:
Basic	$0.72	$0.47	$0.65	$1.93	$1.70
Diluted	0.72	0.46	0.65	1.91	1.69
Cash dividends declared per common share	0.34	0.34	0.28	0.98	0.82
Book value per common share	28.43	27.98	25.79	28.43	25.79
Tangible book value per common share (a)	19.78	19.44	17.44	19.78	17.44
Closing stock price at end of period	$31.81	$32.26	$35.03	$31.81	$35.03

SELECTED RATIOS:
Return on average stockholders' equity (b)	10.11%	6.81%	10.06%	9.31%	8.97%
Return on average tangible equity (b)(c)	15.35%	10.55%	15.73%	14.14%	14.09%
Return on average assets (b)	1.37%	0.91%	1.26%	1.24%	1.13%
Return on average assets adjusted for non-core items (b)(d)	1.38%	1.44%	1.33%	1.44%	1.31%
Efficiency ratio (e)	61.10%	73.24%	62.58%	65.71%	66.48%
Efficiency ratio adjusted for non-core items (f)	60.72%	60.21%	60.80%	61.03%	61.41%
Pre-provision net revenue to total average assets (b)(g)	1.76%	1.21%	1.67%	1.59%	1.52%
Net interest margin (b)(h)	3.66%	3.77%	3.68%	3.74%	3.69%
Dividend payout ratio (i)	47.35%	73.30%	43.00%	51.35%	48.55%

(a)
This amount represents a non-US GAAP financial measure since it excludes the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release.

(b)	Ratios are presented on an annualized basis.

(c)
This ratio represents a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from earnings and it excludes the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release.

(d)
Return on average assets adjusted for non-core items represents a non-US GAAP financial measure since it excludes the release of the deferred tax asset valuation allowance, the impact of the Tax Cuts and Jobs Act on the remeasurement of deferred tax assets and deferred tax liabilities, and the after-tax impact of all gains and/or losses, acquisition-related expenses, and pension settlement charges. Additional information regarding the calculation of this ratio is included at the end of this new release.

(e)
Total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This amount represents a non-US GAAP financial measure since it excludes amortization of other intangible assets, and all gains and/or losses included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release.

(f)
The efficiency ratio adjusted for non-core items is defined as core non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding all gains and losses. This amount represents a non-US GAAP financial measure since it excludes the impact of all gains and/or losses, acquisition-related expenses, and pension settlement charges included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this new release.

(g)
Pre-provision net revenue is defined as net interest income plus total non-interest income (excluding all gains and losses) minus total non-interest expense. This ratio represents a non-US GAAP financial measure since it excludes the provision for loan losses and all gains and/or losses included in earnings. This measure is a key metric used by federal bank regulatory agencies in their evaluation of capital adequacy for financial institutions. Additional information regarding the calculation of this ratio is included at the end of this news release.

(h)	Information presented on a fully tax-equivalent basis.

(i)	This ratio is calculated based on dividends declared during the period divided by net income for the period.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2019	2019	2018	2019	2018
Total interest income	$43,609	$43,621	$39,631	$127,806	$110,626
Total interest expense	7,855	7,572	6,307	22,089	15,135
Net interest income	35,754	36,049	33,324	105,717	95,491
Provision for loan losses	1,005	626	1,302	1,368	4,473
Net interest income after provision for loan losses	34,749	35,423	32,022	104,349	91,018

Non-interest income:
Electronic banking income	3,577	3,267	2,890	9,831	8,460
Insurance income	3,386	3,486	3,388	11,493	11,412
Deposit account service charges	3,233	2,977	2,652	8,551	7,160
Trust and investment income	3,205	3,401	3,110	9,718	9,410
Mortgage banking income	1,204	1,000	1,060	2,992	2,380
Commercial loan swap fees	772	516	355	1,434	617
Bank owned life insurance income	487	490	495	1,462	1,460
Net gain (loss) on investment securities	97	(57)	—	70	(146)
Net (loss) gain on asset disposals and other transactions	(78)	(293)	12	(553)	(319)
Other non-interest income	510	502	391	2,113	2,143
Total non-interest income	16,393	15,289	14,353	47,111	42,577

Non-interest expense:
Salaries and employee benefit costs	18,931	20,824	17,908	58,957	51,923
Net occupancy and equipment expense	3,098	3,132	2,850	9,208	8,519
Electronic banking expense	2,070	1,693	1,552	5,340	4,409
Data processing and software expense	1,572	1,567	1,408	4,684	4,089
Professional fees	1,544	2,344	1,395	5,164	6,135
Amortization of other intangible assets	953	824	862	2,471	2,477
Franchise tax expense	797	772	616	2,274	1,874
Marketing expense	634	490	456	1,718	1,437
Foreclosed real estate and other loan expenses	600	469	373	1,324	923
Communication expense	268	317	305	863	949
FDIC insurance expense	—	381	391	752	1,173
Other non-interest expense	2,526	6,063	2,713	10,974	11,113
Total non-interest expense	32,993	38,876	30,829	103,729	95,021
Income before income taxes	18,149	11,836	15,546	47,731	38,574
Income tax expense	3,281	2,238	2,821	8,896	6,216
Net income	$14,868	$9,598	$12,725	$38,835	$32,358

PER COMMON SHARE DATA:
Earnings per common share – basic	$0.72	$0.47	$0.65	$1.93	$1.70
Earnings per common share – diluted	$0.72	$0.46	$0.65	$1.91	$1.69
Cash dividends declared per common share	$0.34	$0.34	$0.28	$0.98	$0.82

Weighted-average common shares outstanding – basic	20,415,245	20,277,028	19,325,457	20,023,271	18,875,290
Weighted-average common shares outstanding – diluted	20,595,769	20,442,366	19,466,865	20,178,634	19,004,087
Actual common shares outstanding (end of period)	20,700,630	20,696,041	19,550,014	20,700,630	19,550,014

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2019	2018
(Dollars in thousands)	(Unaudited)

Assets
Cash and cash equivalents:
Cash and due from banks	$68,399	$61,775
Interest-bearing deposits in other banks	53,050	15,837
Total cash and cash equivalents	121,449	77,612

Available-for-sale investment securities, at fair value (amortized cost of
$976,286 at September 30, 2019 and $804,655 at December 31, 2018)	988,035	791,891
Held-to-maturity investment securities, at amortized cost (fair value of
$34,893 at September 30, 2019 and $36,963 at December 31, 2018)	33,829	36,961
Other investment securities	43,045	42,985
Total investment securities	1,064,909	871,837

Loans, net of deferred fees and costs (a)	2,850,316	2,728,778
Allowance for loan losses	(21,585)	(20,195)
Net loans	2,828,731	2,708,583

Loans held for sale	4,522	5,470
Bank premises and equipment, net of accumulated depreciation	63,338	56,542
Bank owned life insurance	70,396	68,934
Goodwill	166,494	151,245
Other intangible assets	12,632	10,840
Other assets	63,677	40,391
Total assets	$4,396,148	$3,991,454

Liabilities
Deposits:
Non-interest-bearing	$677,232	$607,877
Interest-bearing	2,679,970	2,347,588
Total deposits	3,357,202	2,955,465

Short-term borrowings	288,150	356,198
Long-term borrowings	84,194	109,644
Accrued expenses and other liabilities	78,069	50,007
Total liabilities	$3,807,615	$3,471,314

Stockholders' equity
Preferred stock, no par value, 50,000 shares authorized, no shares issued at September 30, 2019 and December 31, 2018	—	—
Common stock, no par value, 24,000,000 shares authorized, 21,149,122 shares issued at September 30, 2019 and 20,124,378 shares issued at December 31, 2018, including shares in treasury	420,070	386,814
Retained earnings	179,238	160,346
Accumulated other comprehensive income (loss), net of deferred income taxes	1,089	(12,933)
Treasury stock, at cost, 493,742 shares at September 30, 2019 and 601,289 shares at December 31, 2018	(11,864)	(14,087)
Total stockholders' equity	$588,533	$520,140
Total liabilities and stockholders' equity	$4,396,148	$3,991,454

(a) Also referred throughout the document as "total loans".

SELECTED FINANCIAL INFORMATION (Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2019	2019	2019	2018	2018
Loan Portfolio
Commercial real estate, construction	$104,773	$109,679	$124,958	$136,417	$116,612
Commercial real estate, other	830,199	842,970	802,464	816,911	822,713
Commercial and industrial	608,240	599,966	592,907	565,744	551,779
Residential real estate	667,017	647,612	605,804	593,797	607,946
Home equity lines of credit	134,852	131,636	128,915	133,979	135,853
Consumer, indirect	423,284	419,685	410,283	407,303	396,862
Consumer, direct	80,870	81,309	71,731	74,044	75,313
Deposit account overdrafts	1,081	676	518	583	649
Total loans	$2,850,316	$2,833,533	$2,737,580	$2,728,778	$2,707,727
Total acquired loans (a)	$627,725	$659,081	$562,941	$572,748	$600,243
Total originated loans	$2,222,591	$2,174,452	$2,174,639	$2,156,030	$2,107,484
Deposit Balances
Non-interest-bearing deposits (b)	$677,232	$643,058	$628,464	$607,877	$617,447
Interest-bearing deposits:
Interest-bearing demand accounts (b)	622,496	610,464	572,316	573,702	547,172
Retail certificates of deposit	488,942	497,221	404,186	394,335	402,309
Money market deposit accounts	441,989	428,213	403,642	379,878	391,377
Governmental deposit accounts	337,941	331,754	363,636	267,319	344,320
Savings accounts	526,372	526,746	477,824	468,500	473,240
Brokered certificates of deposit	262,230	326,157	287,345	263,854	265,258
Total interest-bearing deposits	$2,679,970	$2,720,555	$2,508,949	$2,347,588	$2,423,676
Total deposits	$3,357,202	$3,363,613	$3,137,413	$2,955,465	$3,041,123
Total demand deposits	$1,299,728	$1,253,522	$1,200,780	$1,181,579	$1,164,619
Asset Quality
Nonperforming assets (NPAs):
Loans 90+ days past due and accruing	$4,515	$3,449	$1,074	$2,256	$1,885
Nonaccrual loans	16,200	16,591	17,089	17,098	16,235
Total nonperforming loans (NPLs)	20,715	20,040	18,163	19,354	18,120
Other real estate owned (OREO)	289	123	81	94	106
Total NPAs	$21,004	$20,163	$18,244	$19,448	$18,226
Criticized loans (c)	$100,434	$97,016	$89,812	$114,188	$118,703
Classified loans (d)	58,938	63,048	47,327	43,818	49,058
Allowance for loan losses as a percent of NPLs (e)(f)	104.20%	106.57%	115.28%	104.35%	109.71%
NPLs as a percent of total loans (e)(f)	0.73%	0.71%	0.66%	0.71%	0.67%
NPAs as a percent of total assets (e)(f)	0.48%	0.47%	0.45%	0.49%	0.46%
NPAs as a percent of total loans and OREO (e)(f)	0.74%	0.71%	0.67%	0.71%	0.67%
Criticized loans as a percent of total loans (e)	3.52%	3.42%	3.28%	4.18%	4.38%
Classified loans as a percent of total loans (e)	2.07%	2.23%	1.73%	1.61%	1.81%
Allowance for loan losses as a percent of total loans (e)	0.76%	0.75%	0.76%	0.74%	0.73%
Capital Information (g)
Common equity tier 1 risk-based capital ratio (h)	14.19%	14.16%	13.96%	13.66%	13.29%
Tier 1 risk-based capital ratio	14.45%	14.41%	14.22%	13.92%	13.55%
Total risk-based capital ratio (tier 1 and tier 2)	15.18%	15.14%	14.98%	14.65%	14.27%
Leverage ratio	10.28%	10.26%	10.31%	9.99%	9.69%
Common equity tier 1 capital	$417,468	$410,979	$389,394	$378,855	$367,537
Tier 1 capital	424,877	418,347	396,719	386,138	374,776
Total capital (tier 1 and tier 2)	446,462	439,704	417,658	406,333	394,655
Total risk-weighted assets	$2,941,643	$2,903,387	$2,788,935	$2,773,383	$2,764,951
Total shareholders' equity to total assets	13.39%	13.54%	13.32%	13.03%	12.60%
Tangible equity to tangible assets (i)	9.71%	9.81%	9.70%	9.35%	8.88%
(a) Includes all loans acquired in 2012 and thereafter.
(b) The sum of amounts presented is considered total demand deposits.
(c) Includes loans categorized as a special mention, substandard, or doubtful.

(d) Includes loans categorized as substandard or doubtful.
(e) Data presented as of the end of the period indicated.
(f) Nonperforming loans include loans 90+ days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and OREO.
(g) September 30, 2019 data based on preliminary analysis and subject to revision.
(h) Peoples' capital conservation buffer was 7.18% at September 30, 2019, 7.14% at June 30, 2019, 6.98% at March 31, 2019, 6.65% at December 31, 2018, and 6.27% at September 30, 2018, compared to 2.50% for the fully phased-in capital conservation buffer required by January 1, 2019.
(i) This ratio represents a non-US GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of this ratio is included at the end of this news release.

PROVISION FOR (RECOVERY OF) LOAN LOSSES INFORMATION (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2019	2019	2018	2019	2018
Provision for loan losses
Provision for loan losses	$731	$475	$1,035	$846	$3,877
Provision for checking account overdrafts	274	151	267	522	596
Total provision for loan losses	$1,005	$626	$1,302	$1,368	$4,473

Net charge-offs (recoveries)
Gross charge-offs	$1,162	$665	$953	$2,830	$4,242
Recoveries	385	457	266	2,852	855
Net charge-offs (recoveries)	$777	$208	$687	$(22)	$3,387

Net charge-offs (recoveries) by type
Commercial real estate, other	$(86)	$41	$(15)	$58	$791
Commercial and industrial	180	(228)	(10)	(1,769)	28
Residential real estate	(6)	(35)	34	37	195
Home equity lines of credit	28	(1)	7	35	55
Consumer, indirect	380	299	357	1,037	1,564
Consumer, direct	49	6	47	105	183
Deposit account overdrafts	232	126	267	475	571
Total net charge-offs (recoveries)	$777	$208	$687	$(22)	$3,387

As a percent of average total loans (annualized)	0.11%	0.03%	0.10%	—%	0.18%

SUPPLEMENTAL INFORMATION (Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2019	2019	2019	2018	2018

Trust assets under administration and management	$1,504,036	$1,501,110	$1,471,422	$1,384,113	$1,489,810
Brokerage assets under administration and management	904,191	887,745	863,286	849,188	914,172
Mortgage loans serviced for others	488,724	473,443	464,575	461,256	458,999
Employees (full-time equivalent) (a)	910	918	859	871	849
(a) The increase in employees between March 31, 2019 and June 30, 2019 was due to the First Prestonsburg acquisition, which added 60 full-time equivalent employees.

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME (Unaudited)

	Three Months Ended
	September 30, 2019			June 30, 2019			September 30, 2018
(Dollars in thousands)	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$62,860	$506	3.19%	$27,979	$263	3.77%	$23,057	$86	1.48%
Investment securities (a)(b)	1,009,948	6,860	2.69%	992,668	6,929	2.79%	881,039	6,392	2.90%
Loans (b)(c):
Commercial real estate, construction	103,758	1,313	4.95%	124,334	1,655	5.27%	123,939	1,573	4.97%
Commercial real estate, other	844,186	11,307	5.24%	833,991	11,322	5.37%	852,675	10,934	5.02%
Commercial and industrial	603,750	8,110	5.26%	599,432	8,081	5.33%	526,316	6,844	5.09%
Residential real estate (d)	648,481	7,903	4.87%	646,978	7,918	4.90%	614,914	7,010	4.56%
Home equity lines of credit	131,898	1,977	5.95%	132,395	2,006	6.08%	135,626	1,860	5.44%
Consumer, indirect	423,694	4,452	4.17%	412,986	4,255	4.13%	387,559	3,872	3.96%
Consumer, direct	82,067	1,495	7.23%	80,442	1,459	7.27%	76,171	1,281	6.67%
Total loans	2,837,834	36,557	5.08%	2,830,558	36,696	5.16%	2,717,200	33,374	4.84%
Allowance for loan losses	(21,620)			(21,311)			(19,584)
Net loans	2,816,214			2,809,247			2,697,616
Total earning assets	3,889,022	43,923	4.47%	3,829,894	43,888	4.56%	3,601,712	39,852	4.37%

Intangible assets	179,487			175,169			163,615
Other assets	242,880			234,716			232,927
Total assets	$4,311,389			$4,239,779			$3,998,254

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$524,025	$126	0.10%	$523,295	$110	0.08%	$476,127	$84	0.07%
Governmental deposit accounts	347,625	991	1.13%	331,607	848	1.03%	328,806	507	0.61%
Interest-bearing demand accounts	617,770	378	0.24%	603,494	231	0.15%	551,291	157	0.11%
Money market accounts	434,834	787	0.72%	414,307	654	0.63%	395,477	365	0.37%
Retail certificates of deposit	495,499	2,255	1.81%	477,530	2,079	1.75%	402,379	1,372	1.35%
Brokered certificates of deposit	261,145	1,622	2.46%	272,693	1,797	2.64%	256,780	1,533	2.37%
Total interest-bearing deposits	2,680,898	6,159	0.91%	2,622,926	5,719	0.87%	2,410,860	4,018	0.66%
Short-term borrowings	236,917	1,150	1.93%	240,594	1,233	2.06%	332,916	1,617	1.93%
Long-term borrowings	84,281	546	2.58%	103,865	620	2.39%	111,243	672	2.40%
Total borrowed funds	321,198	1,696	2.10%	344,459	1,853	2.16%	444,159	2,289	2.05%
Total interest-bearing liabilities	3,002,096	7,855	1.04%	2,967,385	7,572	1.02%	2,855,019	6,307	0.88%

Non-interest-bearing deposits	657,952			654,468			592,709
Other liabilities	68,072			52,934			48,741
Total liabilities	3,728,120			3,674,787			3,496,469
Stockholders’ equity	583,269			564,992			501,785
Total liabilities and stockholders' equity	$4,311,389			$4,239,779			$3,998,254

Net interest income/spread (b)		$36,068	3.43%		$36,316	3.54%		$33,545	3.49%
Net interest margin (b)			3.66%			3.77%			3.68%

	Nine Months Ended
	September 30, 2019			September 30, 2018
(Dollars in thousands)	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$35,867	$945	3.52%	$15,379	$192	1.67%
Investment securities (a)(b)	956,085	20,316	2.83%	881,470	19,564	2.96%
Loans (b)(c):
Commercial real estate, construction	119,823	4,700	5.17%	120,264	4,344	4.76%
Commercial real estate, other	828,258	33,225	5.29%	819,797	30,492	4.90%
Commercial and industrial	594,136	23,872	5.30%	503,328	18,631	4.88%
Residential real estate (d)	633,070	22,748	4.79%	569,593	19,068	4.46%
Home equity lines of credit	131,797	5,843	5.93%	125,505	4,832	5.15%
Consumer, indirect	415,602	12,795	4.12%	363,705	10,500	3.86%
Consumer, other	78,687	4,143	7.04%	72,499	3,673	6.77%
Total loans	2,801,373	107,326	5.07%	2,574,691	91,540	4.70%
Allowance for loan losses	(21,117)			(19,116)
Net loans	2,780,256			2,555,575
Total earning assets	3,772,208	128,587	4.52%	3,452,424	111,296	4.28%

Intangible assets	172,175			156,540
Other assets	235,280			223,590
Total assets	$4,179,663			$3,832,554

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$506,847	$326	0.09%	$468,810	$217	0.06%
Governmental deposit accounts	325,773	2,396	0.98%	311,223	997	0.43%
Interest-bearing demand accounts	597,089	857	0.19%	566,656	580	0.14%
Money market deposit accounts	414,966	1,972	0.64%	385,768	914	0.32%
Retail certificates of deposit	457,030	5,750	1.68%	378,871	3,379	1.19%
Brokered certificates of deposit	282,473	5,421	2.57%	200,637	3,245	2.16%
Total interest-bearing deposits	2,584,178	16,722	0.87%	2,311,965	9,332	0.54%
Short-term borrowings	240,726	3,556	1.97%	297,056	3,760	1.69%
Long-term borrowings	98,706	1,811	2.45%	119,745	2,043	2.28%
Total borrowed funds	339,432	5,367	2.11%	416,801	5,803	1.86%
Total interest-bearing liabilities	2,923,610	22,089	1.01%	2,728,766	15,135	0.74%

Non-interest-bearing deposits	642,276			577,461
Other liabilities	56,075			44,189
Total liabilities	3,621,961			3,350,416

Stockholders’ equity	557,702			482,138
Total liabilities and equity	$4,179,663			$3,832,554

Net interest income/spread (b)		$106,498	3.51%		$96,161	3.54%
Net interest margin (b)			3.74%			3.69%
(a) Average balances are based on carrying value.
(b) Interest income and yields are presented on a fully tax-equivalent basis, using a 21% statutory federal corporate income tax rate.
(c) Average balances include nonaccrual and impaired loans. Interest income includes interest earned and received on nonaccrual loans prior to the loans being placed on nonaccrual status. Loan fees included in interest income were immaterial for all periods presented.
(d) Loans held for sale are included in the average loan balance listed. Related interest income on loans originated for sale prior to the loan being sold is included in loan interest income.

NON-US GAAP FINANCIAL MEASURES (Unaudited)
The following non-US GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. Peoples also uses the non-US GAAP financial measures for calculating incentive compensation. The following tables summarize the non-US GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2019	2019	2018	2019	2018

Core non-interest expense:
Total non-interest expense	$32,993	$38,876	$30,829	$103,729	$95,021
Less: acquisition-related expenses	199	6,770	675	7,222	6,880
Less: pension settlement charges	—	—	176	—	176
Core non-interest expense	$32,794	$32,106	$29,978	$96,507	$87,965

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2019	2019	2018	2019	2018

Efficiency ratio:
Total non-interest expense	$32,993	$38,876	$30,829	$103,729	$95,021
Less: amortization of intangible assets	953	824	862	2,471	2,477
Adjusted non-interest expense	$32,040	$38,052	$29,967	$101,258	$92,544

Total non-interest income	$16,393	$15,289	$14,353	$47,111	$42,577
Less: net gain (loss) on investment securities	97	(57)	—	70	(146)
Less: net (loss) gain on asset disposals and other transactions	(78)	(293)	12	(553)	(319)
Total non-interest income, excluding net gains and losses	$16,374	$15,639	$14,341	$47,594	$43,042

Net interest income	$35,754	$36,049	$33,324	$105,717	$95,491
Add: fully tax-equivalent adjustment (a)	314	267	221	781	670
Net interest income on a fully tax-equivalent basis	$36,068	$36,316	$33,545	$106,498	$96,161

Adjusted revenue	$52,442	$51,955	$47,886	$154,092	$139,203

Efficiency ratio	61.10%	73.24%	62.58%	65.71%	66.48%

Efficiency ratio adjusted for non-core items:
Core non-interest expense	$32,794	$32,106	$29,978	$96,507	$87,965
Less: amortization of intangible assets	953	824	862	2,471	2,477
Adjusted core non-interest expense	$31,841	$31,282	$29,116	$94,036	$85,488

Adjusted revenue	$52,442	$51,955	$47,886	$154,092	$139,203

Efficiency ratio adjusted for non-core items	60.72%	60.21%	60.80%	61.03%	61.41%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

(Dollars in thousands, except per share data)	September 30,	June 30,	March 31,	December 31,	September 30,
	2019	2019	2019	2018	2018

Tangible equity:
Total stockholders' equity	$588,533	$579,022	$535,121	$520,140	$504,290
Less: goodwill and other intangible assets	179,126	176,763	161,242	162,085	163,401
Tangible equity	$409,407	$402,259	$373,879	$358,055	$340,889

Tangible assets:
Total assets	$4,396,148	$4,276,376	$4,017,119	$3,991,454	$4,003,089
Less: goodwill and other intangible assets	179,126	176,763	161,242	162,085	163,401
Tangible assets	$4,217,022	$4,099,613	$3,855,877	$3,829,369	$3,839,688

Tangible book value per common share:
Tangible equity	$409,407	$402,259	$373,879	$358,055	$340,889
Common shares outstanding	20,700,630	20,696,041	19,681,692	19,565,029	19,550,014

Tangible book value per common share	$19.78	$19.44	$19.00	$18.30	$17.44

Tangible equity to tangible assets ratio:
Tangible equity	$409,407	$402,259	$373,879	$358,055	$340,889
Tangible assets	$4,217,022	$4,099,613	$3,855,877	$3,829,369	$3,839,688

Tangible equity to tangible assets	9.71%	9.81%	9.70%	9.35%	8.88%

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2019	2019	2018	2019	2018

Pre-provision net revenue:
Income before income taxes	$18,149	$11,836	$15,546	$47,731	$38,574
Add: provision for loan losses	1,005	626	1,302	1,368	4,473
Add: loss on debt extinguishment	—	—	—	—	13
Add: net loss on OREO	5	24	—	54	—
Add: net loss on investment securities	—	57	—	57	146
Add: net loss on other assets	73	274	—	504	239
Add: net loss on other transactions	—	—	—	—	76
Less: net gain on OREO	—	—	—	—	9
Less: net gain on investment securities	97	—	—	127	—
Less: net gain on other assets	—	—	12	—	—
Less: net gain on other transactions	—	5	—	5	—
Pre-provision net revenue	$19,135	$12,812	$16,836	$49,582	$43,512
Total average assets	$4,311,389	$4,239,779	$3,998,254	$4,179,663	$3,832,554

Pre-provision net revenue to total average assets (annualized)	1.76%	1.21%	1.67%	1.59%	1.52%

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2019	2019	2018	2019	2018

Annualized net income adjusted for non-core items:
Net income	$14,868	$9,598	$12,725	$38,835	$32,358
Add: net loss on investment securities	—	57	—	—	146
Less: tax effect of loss on investment securities (a)	—	12	—	—	31
Less: net gain on investment securities	97	—	—	70	—
Add: tax effect of net gain on investment securities (a)	20	—	—	15	—
Add: net loss on asset disposals and other transactions	78	293	—	553	319
Less: tax effect of net loss on asset disposals and other transactions (a)	16	62	—	116	67
Less: net gain on asset disposals and other transactions (a)	—	—	12	—	—
Add: tax effect of net loss on asset disposals and other transactions (a)	—	—	3	—	—
Add: acquisition-related expenses	199	6,770	675	7,222	6,880
Less: tax effect of acquisition-related expenses (a)	42	1,422	142	1,517	1,445
Add: pension settlement charges (a)	—	—	176	—	176
Less: tax effect of pension settlement charges (a)	—	—	37	—	37
Less: release of deferred tax asset valuation allowance	—	—	—	—	805
Net income adjusted for non-core items	$15,010	$15,222	$13,388	$44,922	$37,494

Days in the quarter	92	91	92	273	273
Days in the year	365	365	365	365	365
Annualized net income	$58,987	$38,497	$50,485	$51,922	$43,263
Annualized net income adjusted for non-core items	$59,551	$61,055	$53,115	$60,061	$50,129
Return on average assets:
Annualized net income	$58,987	$38,497	$50,485	$51,922	$43,263
Total average assets	$4,311,389	$4,239,779	$3,998,254	$4,179,663	$3,832,554
Return on average assets	1.37%	0.91%	1.26%	1.24%	1.13%
Return on average assets adjusted for non-core items:
Annualized net income adjusted for non-core items	$59,551	$61,055	$53,115	$60,061	$50,129
Total average assets	$4,311,389	$4,239,779	$3,998,254	$4,179,663	$3,832,554
Return on average assets adjusted for non-core items	1.38%	1.44%	1.33%	1.44%	1.31%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	Three Months Ended			At or For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2019	2019	2018	2019	2018

Annualized net income excluding amortization of other intangible assets:
Net income	$14,868	$9,598	$12,725	$38,835	$32,358
Add: amortization of other intangible assets	953	824	862	2,471	2,477
Less: tax effect of amortization of other intangible assets (a)	200	173	181	519	520
Net income excluding amortization of other intangible assets	$15,621	$10,249	$13,406	$40,787	$34,315

Days in the period	92	91	92	273	273
Days in the year	365	365	365	365	365
Annualized net income	$58,987	$38,497	$50,485	$51,922	$43,263
Annualized net income excluding amortization of other intangible assets	$61,975	$41,109	$53,187	$54,532	$45,879

Average tangible equity:
Total average stockholders' equity	$583,269	$564,992	$501,785	$557,702	$482,138
Less: average goodwill and other intangible assets	179,487	175,169	163,615	172,175	156,540
Average tangible equity	$403,782	$389,823	$338,170	$385,527	$325,598

Return on average stockholders' equity ratio:
Annualized net income	$58,987	$38,497	$50,485	$51,922	$43,263
Average stockholders' equity	$583,269	$564,992	$501,785	$557,702	$482,138

Return on average stockholders' equity	10.11%	6.81%	10.06%	9.31%	8.97%

Return on average tangible equity ratio:
Annualized net income excluding amortization of other intangible assets	$61,975	$41,109	$53,187	$54,532	$45,879
Average tangible equity	$403,782	$389,823	$338,170	$385,527	$325,598

Return on average tangible equity	15.35%	10.55%	15.73%	14.14%	14.09%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

END OF RELEASE